Exhibit 99.1
FOR IMMEDIATE RELEASE

Thomas Nardi	Andrew Bosman
Executive Vice President & Chief Financial Officer	Chief Marketing Officer
312.573.5612	312.573.5631
thomas.nardi@navigant.com	abosman@navigant.com
NAVIGANT ANNOUNCES FINANCE TEAM ORGANIZATIONAL CHANGES
CHICAGO, May 24, 2011 — Navigant (NYSE:NCI) today announced several organizational changes within its Finance team, effective June 1, 2011.
David Wartner, currently Vice President and Controller, is assuming new responsibilities as Vice President, Operations and Treasurer of Navigant. In addition to managing the firm’s treasury function, in his new role Wartner will coordinate and drive performance enhancements and cost efficiencies across Navigant operational teams. He will also oversee Navigant’s Information Technology and Office Operations areas.
Scott Harper, who has been Controller of Navigant’s Disputes and Investigations segment for the past four years, will assume the position of Corporate Controller. Harper will be responsible for leading and directing the firm’s accounting, tax and financial reporting functions. As Corporate Controller, Harper will serve as Navigant’s Principal Accounting Officer. Prior to joining Navigant, Harper spent eight years in the audit practice at Deloitte and served in senior finance roles at Hewitt Associates. Harper is a Certified Public Accountant and a graduate of the University of Illinois.
Mary Jo Neville, currently Segment Controller of Navigant’s Business Consulting segment, will also assume the role of Segment Controller of Navigant’s Disputes and Investigations segment. Neville brings tremendous experience to this position, as well as an extensive management history with Navigant.
“I am very pleased to be able to recognize the contributions of Dave, Scott and Mary Jo while also offering career development opportunities that will enhance the Finance and Operational functions within the firm,” stated Thomas Nardi, Executive Vice President and Chief Financial Officer. “The combination of skills and experience provided by Dave, Scott and Mary Jo should continue to improve our ability to deliver exceptional service and solutions to our clients.”
About Navigant
Navigant (NYSE: NCI) is a specialized, global expert services firm dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. Through senior level engagement with clients, Navigant professionals combine technical expertise in Disputes and Investigations, Economics, Financial Advisory and Management Consulting, with business pragmatism in the highly regulated Construction, Energy, Financial Services and Healthcare industries. More information about Navigant can be found at www.navigant.com.
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